Exhibit 99.1

Investors and Shareholders:

Walt Amaral

SiRF Technology Holdings, Inc.

(408) 392-8437

wamaral@sirf.com

FOR IMMEDIATE RELEASE

SiRF Technology Holdings Inc. Announces Financial Results for Fourth Quarter

and Fiscal 2004

Revenue Grows 60% Year over Year

SAN JOSE, Calif.— January 27, 2005/PRNewswire/ — SiRF Technology Holdings, Inc. (NASDAQ: SIRF), a leading provider of GPS-enabled silicon and premium software location platforms, today reported financial results for its fourth quarter ended December 31, 2004.

Net revenue in the fourth quarter of fiscal 2004 was $27.5 million, an increase of 5 percent from $26.3 million reported in the fourth quarter of 2003. Net revenue in fiscal 2004 was $117.4 million, an increase of 60 percent from $73.1 million in the prior year period. Gross margin in the fourth quarter and fiscal year ended December 31, 2004 was 56.6 percent and 56.4 percent, respectively, as compared to 56.3 percent and 54.7 percent in the corresponding prior year periods.

Net income for the fourth quarter of fiscal 2004 was $17.1 million or $0.33 per diluted share based on 51.6 million weighted average shares outstanding. This compares with net income of $2.8 million or $0.07 per diluted share based on 39.9 million weighted average shares outstanding in the fourth quarter of fiscal 2003. Net income in fiscal 2004 was $30.7 million or $0.64 per diluted share based on 48.3 million weighted average shares outstanding. This compares with net income of $3.1 million or $0.08 per diluted share based on 37.8 million weighted average shares outstanding in fiscal 2003. Net income and diluted net income per share in both the fourth quarter and year ended December 31, 2004 were favorably impacted by a $14.2 million benefit from income taxes related to the reversal of SiRF’s deferred tax asset valuation allowance.

SiRF reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income, where applicable, excludes the effect of amortization of stock compensation expense, amortization of acquisition-related intangibles and the income tax benefit from the reversal of SiRF’s deferred tax asset valuation allowance. Non-GAAP net income for the fourth quarter of fiscal 2004 was $5.1 million or $0.10 per diluted share, as compared to non-GAAP net income of $6.0 million, or $0.15 per diluted share for the fourth quarter of fiscal 2003. Non-GAAP net income for the fourth quarter of fiscal 2004 excludes $1.1 million in stock compensation expense, $1.2 million in amortization of acquisition-related intangibles and $14.2 million in tax benefit due to the reversal of deferred tax asset valuation allowance. Non-GAAP net income for the fourth quarter of fiscal 2003 excludes $2.1 million in stock compensation expense and $1.2 million in amortization of acquisition-related intangibles. Weighted average shares outstanding used in computing diluted non-GAAP net income per share for the fourth quarter of fiscal 2004 were 51.6 million, compared with 39.9 million for the fourth quarter of fiscal 2003.

Non-GAAP net income in fiscal 2004 was $27.1 million, or $0.56 per diluted share, as compared to non-GAAP net income of $10.1 million, or $0.27 per diluted share, in fiscal 2003. Non-GAAP net income in fiscal 2004 excludes $5.9 million in stock compensation expense, $4.6 million in amortization of acquisition-related intangibles and $14.2 million in tax benefit due to the reversal of deferred tax asset valuation allowance. Non-GAAP net income in fiscal 2003 excludes $3.0 million in stock compensation expense and $4.1 million in amortization of acquisition-related intangibles. Weighted average shares outstanding used in computing diluted non-GAAP net income per share in fiscal 2004 were 48.3 million, compared with 37.8 million weighted average shares outstanding used in computing diluted non-GAAP net income per share in fiscal 2003.

Total cash, cash equivalents and short-term investments were $101.3 million at December 31, 2004, compared with $17.5 million at December 31, 2003. Long-term investments were $43.8 million at December 31, 2004, compared with $3.2 million at December 31, 2003. The increase includes $94.1 million in net proceeds to the company from its initial public offering of 8.65 million shares of common stock in April 2004.

“2004 was an excellent year for SiRF and we made very good progress in Q4 in each of our focus markets. Our SiRFStar III platform is now the technology of choice in the wireless market, which reinforces our technology leadership in each of the markets we serve”, said Dr. Michael Canning, president and CEO. “Revenue performance in Q4 was affected by delays in the production release of SiRFStar III software and by a shortfall in IP revenue. Now that SiRFStar III software has been fully released to customers, our design win momentum and other key metrics continue very strong and augur well for the future.”

Quarterly conference call details

SiRF will host a conference call on Thursday, January 27, 2005, at approximately 4:30 PM EDT/1:30 PM PDT to discuss fourth quarter fiscal 2004 results. The conference call will be webcast live via the Internet in the investor relations section of the SiRF website at http:www.sirf.com. Interested parties should access the site, downloading any necessary audio software, at least ten minutes prior to the call. An archived webcast replay of the call will be available at the web site for twelve months.

To listen to the call, please dial (877)707-9632 (domestic) or (785)832-0301 (international) approximately 10 minutes prior to the start time. The pass code is: SIRF. A telephonic replay will be available approximately two hours following the earnings call and will remain available for one week. To access the replay, dial (800)839-4197.

About SiRF Technology Holdings, Inc.

SiRF Technology Holdings, Inc. develops and markets semiconductor and premium software products that are designed to enable location-awareness utilizing GPS and other location technologies in high-volume mobile consumer devices and commercial applications. SiRF’s technology has been integrated into mobile consumer devices, such as automobile navigation systems, mobile phones, PDAs, GPS-based peripherals and handheld GPS navigation devices, and into commercial applications, such as asset tracking devices and fleet management systems. SiRF markets and sells its products in four target platforms: automotive, consumer electronics, mobile computing, and wireless devices. Founded in 1995, SiRF is headquartered in San Jose, Calif., and has sales offices, design centers and research facilities around the world. The company trades on the Nasdaq Stock Exchange under the symbol SIRF. Additional information about SiRF and its Location Technology solutions can be found at www.sirf.com.

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement the company’s condensed consolidated financial statements presented on a GAAP basis, SiRF uses non-GAAP additional measures of operating results, net income and net income per share adjusted to exclude certain expenses it believes appropriate to enhance an overall understanding of SiRF’s past financial performance and also its prospects for the future. These adjustments to SiRF’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and the company’s marketplace performance. The non-GAAP results are an indication of SiRF’s baseline performance before stock compensation expense and amortization of acquisition-related intangibles that are considered by management to be outside of the company’s business operational results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

FORWARD-LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including but not limited to, statements regarding our design win momentum and other key metrics performance, our technological leadership in the markets we serve and our future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “augur,” “believes,” “encouraging prospects,” “expects,” “expected,” “plans,” “will,” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and reported results should not be considered as an indication of future performance. SiRF’s actual results could differ materially from those discussed in these forward-looking statements as a result of risks and uncertainties, including, among others, the market for GPS-based location awareness capabilities, our ability to keep pace with rapid technological change, the semiconductor industry, international operations and our ability to compete, and other risks and uncertainties discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and from time to time in SiRF’s SEC reports. These forward-looking statements speak only as of the date hereof. We do not undertake any obligation to update forward-looking statements.

SiRF TECHNOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Revenue:
Product revenue	$26,032	$23,910	$105,579	$69,896
License royalty revenue	1,504	2,360	11,789	3,251

Net revenue	27,536	26,270	117,368	73,147
Cost of revenue:
Cost of product revenue (a)	11,956	11,489	51,131	33,100

Gross profit	15,580	14,781	66,237	40,047
Operating expenses:
Research and development	6,210	4,866	22,275	15,457
Sales and marketing	2,674	2,807	10,481	9,394
General and administrative	2,399	1,156	7,705	4,352
Amortization of acquisition-related intangibles	1,158	1,159	4,632	4,088
Stock compensation expense (b)	961	1,882	5,329	3,042

Total operating expenses	13,402	11,870	50,422	36,333

Operating income	2,178	2,911	15,815	3,714
Other income, net	699	34	1,418	95

Net income before income tax provision	2,877	2,945	17,233	3,809

(Benefit from) provision for income taxes	(14,219)	191	(13,490)	244

Net income	17,096	2,754	30,723	3,565
Deemed dividend to preferred stockholders	—	—	—	468

Net income applicable to common stockholders	$17,096	$2,754	$30,723	$3,097

Net income applicable to common stockholders per share:
Basic	$0.37	$0.39	$0.90	$0.45

Diluted	$0.33	$0.07	$0.64	$0.08

Weighted average number of shares used in per share calculations
Basic	46,429	7,047	34,126	6,838

Diluted	51,583	39,904	48,332	37,820

(a) Cost of product revenue includes:
Stock compensation expense	$109	$174	$691	$(91)

(b) Stock compensation expense (net of amounts included in cost of product revenue):
Research and development	416	436	2,341	716
Sales and marketing	300	247	1,579	562
General and administrative	245	1,199	1,409	1,764

	$961	$1,882	$5,329	$3,042

An itemized reconciliation between net income on a GAAP basis and non-GAAP basis is as follows:

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
GAAP net income applicable to common stockholders	$17,096	$2,754	$30,723	$3,097
Amortization of acquisition-related intangibles	1,158	1,159	4,632	4,088
Stock compensation expense, net of tax	1,070	2,056	5,940	2,951
Reversal of deferred tax asset valuation allowance	(14,205)	—	(14,205)	—

Non-GAAP net income applicable to common stockholders	$5,119	$5,969	$27,090	$10,136

Weighted average number of shares used in non-GAAP diluted per share calculations	51,583	39,904	48,332	37,820
Non-GAAP diluted net income applicable to common stockholders per share	$0.10	$0.15	$0.56	$0.27

SiRF TECHNOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	December 31, 2004 (Unaudited)	December 31, 2003 (1), (2)
ASSETS
Current assets:
Cash and cash equivalents	$86,462	$16,715
Marketable securities	14,842	827
Accounts receivable, net	9,768	8,467
Inventories	7,982	7,968
Current deferred tax assets	14,986	—
Prepaid expenses and other current assets	1,719	1,168

Total current assets	135,759	35,145
Long-term investments	43,760	3,248
Property and equipment, net	5,484	2,879
Goodwill	28,052	28,052
Identified intangible assets, net	15,182	19,123
Other long-term assets	246	181

Total assets	$228,483	$88,628

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$7,418	$6,384
Accrued payroll and related benefits	3,444	1,410
Income taxes payable	26	244
Other accrued liabilities	1,554	1,850
Deferred margin on shipments to distributors	419	517
Advance contract billings	590	567
Current portion of long-term obligations	673	556

Total current liabilities	14,124	11,528
Long-term deferred tax liability	781	—
Long-term obligations	1,771	2,910

Total liabilities	16,676	14,438

Commitments and contingencies
Convertible preferred stock	—	138,213
Stockholders’ equity (deficit):
Common stock	5	1
Additional paid-in-capital	275,309	36,013
Deferred stock-based compensation	(2,734)	(8,686)
Accumulated other comprehensive income	(123)	22
Accumulated deficit	(60,650)	(91,373)

Total stockholders’ equity (deficit)	211,807	(64,023)

Total liabilities and stockholders’ equity (deficit)	$228,483	$88,628

(1)	The condensed consolidated balance sheet information was derived from SiRF Technology Holdings, Inc. audited consolidated financial statements for the year ended December 31, 2003.
(2)	Certain reclassifications have been made to prior year amounts in order to conform to the current year presentation.